UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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OM GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 24, 2011, the Company sent the following form of email communication to certain of its stockholders:

Form of Cover Email Communication to Certain Stockholders

On April 21, 2012, ISS published their analysis and voting recommendations for OMG’s 2012 proxy. While we are pleased to see ISS recommend voting for our slate of directors, we were disappointed to see their “against” recommendation regarding our advisory vote for NEO compensation. In our view, the ISS contention that OMG has a pay for performance disconnect is not well reasoned. We believe the following factors support a vote “for” our pay program for NEOs:

•	Our peer group more reasonably reflects the size of our company than ISS’s group

•	Our revenue run rate following the Vacuumschmelze (VAC) acquisition approximates $2 billion

•	Our peers focus on specialty chemical companies ranging from $1 billion to $4 billion, all of which are within ISS’s standards

•

Our peer group has remained fairly constant during the past five years to accommodate our ongoing business transformation and annual swings in commodity prices; ISS had no issue with this group or our approach last year

•	Only 10 of ISS’s 24 companies are ones we would consider peers from either a size or business perspective, producing vastly different competitive pay comparisons

•	Our pay program is well aligned with the long-term results delivered to shareholders and has accurately reflected that performance

•	Data in the Summary Compensation Table (SCT) is the focus of ISS’s analysis

•	SCT does NOT accurately reflect the values earned by executives as it is based on accounting estimates of the equity awards’ potential future values

•

No performance restricted stock awards vested for the 2009-2011 cycle because performance goals weren’t met; only 3% of shares vested for the 2008 – 2010 cycle as results modestly exceeded minimum goals

•	All options for five of the past six years grants are currently underwater and we do NOT reprice them

•

We believe options are performance-based equity awards, which, when combined with performance restricted stock, account for 70% of the CEO’s long-term incentives; all performance-based incentives account for 62% of his target pay

•

Our analysis of realizable pay (which differs from that in the SCT) in each of the past two years has indicated the CEO’s pay was aligned with our total returns to shareholders relative to the results of our peers

•	Our incentives are tied to reasonable performance goals, which have been reasonably demanding and have served as the basis for awards with no use of discretion

•

Our 2011 targets for adjusted operating profit and our free cash flow metric were set above the target level for 2010 by 161% and 22%, respectively (excluding the impact of VAC, the adjusted OP target for 2011 was higher by 98%)

•

Our actual results for 2011 represented an improvement over 2010 of 42% in adjusted operating profit and 21% in our cash flow metric; 2011 results were adjusted to reflect non-cash accounting charges as part of the VAC acquisition as those results were not considered in setting the goals for the year

•

The Compensation Committee moved to absolute EBITDA margin goals in our performance restricted stock plan to more clearly communicate their performance expectations of management and hold them accountable to those results

•	EBITDA margin and RONA goals for each year of the three-year performance period are set at the start of the period

•	Our approach to measuring the number of performance restricted shares that vest protects against any windfalls associated with unsustainable performance that may skew results for the whole period

We ask that you support OMG by voting according to management recommendations on all proxy matters, including NEO compensation. We look forward to discussing this further with you and answering any of your questions. I will give you a call to see if we can schedule a time to talk.

Regards,

Troy

Troy Dewar, CFA

Director, Investor Relations

OM Group, Inc.

127 Public Square

1500 Key Tower

Cleveland, OH 44114-1221

Phone: 216.263.7765

troy.dewar@omgi.com

http://investor.omgi.com

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